EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2012

FIRST MERCHANTS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN (2009)
(Full title of the plan)

FIRST MERCHANTS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

200 East Jackson Street
Muncie, Indiana  47305
(Address of principal executive office)

Report of Independent Registered Public Accounting Firm

Audit Committee and Plan Management

First Merchants Corporation

Muncie, Indiana

We have audited the accompanying statements of financial condition of First Merchants Corporation Employee Stock Purchase Plan (2009) as of June 30, 2012 and 2011, and the related statements of income and changes in plan equity for each of the years in the three-year period ended June 30, 2012.  The Plan’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Merchants Corporation Employee Stock Purchase Plan (2009) as of June 30, 2012 and 2011, and the results of its operations for each of the three years in the period ended June 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Indianapolis, Indiana
October 31, 2012

First Merchants Corporation

Employee Stock Purchase Plan (2009)

Statements of Financial Condition

June 30, 2012 and 2011

	2012	2011
Assets
Investments - Interest Bearing Deposits	2,831	1,526
Plan Equity	$2,831	$1,526

See Notes to Financial Statements

First Merchants Corporation

Employee Stock Purchase Plan (2009)

Statements of Income and Changes in Plan Equity

Years Ended June 30, 2012, 2011 and 2010

	2012	2011	2010

Investment Income - Interest	$92	$138	$22
Participant Contributions	486,430	561,856	613,134
	486,522	561,994	613,156

Withdrawals and Terminations Paid in Cash	17,107	9,413	16,995
Purchase and Distribution of Stock	468,110
	485,217	9,413	16,995

Changes in Plan Equity for the Year	1,305	(156,310)	(527,713)

Plan Equity at Beginning of Year	1,526	157,836	685,549

Plan Equity at End of Year	$2,831	$1,526	$157,836

See Notes to Financial Statements

First Merchants Corporation

Employee Stock Purchase Plan (2009)

Notes to Financial Statements

June 30, 2012 and 2011

Note 1:	Summary of Significant Accounting Policies

Organization - The Plan was originally adopted by the Board of Directors of First Merchants Corporation (Corporation) in February 1989, and commenced operations in July 1989.  Effective July 1, 1994, the Plan was amended by the adoption of the 1994 Employee Stock Purchase Plan (1994 Plan), and effective July 1, 1999, amended again by the adoption of the 1999 Employee Stock Purchase Plan (1999 Plan).  The 1999 Plan was adopted by the Board of Directors of the Corporation in February 1999 and approved by Corporation stockholders in April 1999.  In December 2003, the Compensation Committee of the Board of Directors approved a new Plan that was approved by Corporation stockholders in April 2004 to be effective July 1, 2004.  On February 4, 2009, the Board of Directors of the Corporation approved a new plan, which was subsequently approved by the shareholders of the Company on May 6, 2009.  The Plan provides for the purchase of up to 1,000,000 shares of the Company’s common stock by eligible employees through a series of consecutive quarterly offering periods commencing July 1, 2009 and ending once all allocated shares have been issued under the Plan or June 30, 2019, whichever is earlier.

Investments, consisting of interest-bearing deposit accounts at a subsidiary of the Corporation, are carried at cost, which approximates fair value.

Note 2:	General Information

The Plan provides for the purchase of shares of the Corporation's common stock (to a maximum number of shares provided for in the Plan) by eligible employees through a maximum of forty offerings of three month durations.  Prior to each offering period, eligible employees elect a set dollar amount to be deducted from their pay.  Contributions and accumulated interest are used at the end of the offering period to purchase whole shares of stock.  Any contributions remaining at the end of a quarter for a partial share will remain in the participant’s account and applied towards the purchase of stock the following quarter.  Employees are not permitted to purchase shares which exceed $25,000 in fair market value during a calendar year.

At the end of each offering period, the balance of each participant's payroll deduction account is applied to the purchase of the largest number of full shares of the Corporation's common stock possible.  The price at which the shares are deemed to have been purchased is determined by the Compensation and Human Resource Committee of the Corporation’s Board of Directors and will be 85% of the average fair market value of the common stock during the offering period, except the price cannot be less than 85% of the lesser of the fair market value of the common stock at the beginning or the end of the offering period.  The fair market value of the common stock for purposes of the Plan is the closing price of the common stock as reported by NASDAQ on such date.  Shares to be purchased under the Plan may be obtained by the Corporation from its authorized but previously unissued shares, from open market transactions or from private sources.

In June 2012, March 2012, December 2011, and September 2011, the Corporation issued 10,172; 13,323; 15,695; and 20,081; shares of its common stock for the offering period ended June 30, 2012; March 31, 2012; December 31, 2011; and September 30, 2011; respectively, at $10.34, $8.97, $6.90, and $6.74 per share, respectively.

At June 30, 2012 and 2011, the Plan had 359 and 365 participants, respectively.

First Merchants Corporation

Employee Stock Purchase Plan (2009)

Notes to Financial Statements

June 30, 2012 and 2011

Note 3:	Income Tax Status

The Plan is not and will not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code).  The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.  Consequently, the difference between the purchase price and the fair market value of the stock purchased under the Plan is not includable in the participant's gross income for federal income tax purposes, unless a disqualifying distribution occurs.

The Plan adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes, concerning the accounting and disclosures for uncertain tax positions on July 1, 2009.  As a result, the Plan has not identified any uncertain tax positions that it believes should be recognized in the financial statements.

Note 4:	Related Party

Plan assets are held in interest-bearing accounts maintained by the Plan Sponsor with interest paid quarterly at the prevailing rates.  Each participant’s payroll deferral is maintained in a separate deposit account with the Bank.  At June 30, 2012, there were no participants with a deferral balance exceeding federally insured limits.